Exhibit (l)(2)

One Bush Street
Suite 1600
San Francisco, CA 94104-4446
+1 415 262 4500 Main
+1 415 262 4555 Fax
www.dechert.com

July 7, 2021

The Private Shares Fund

100 Wall Street, Floor 20

New York, NY 10005

Re:	Securities Act Registration No. 333-184361 Investment Company Act File No. 811-22759

Ladies and Gentleman:

We hereby consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm and Legal Counsel” in the Prospectus comprising a part of Post-Effective Amendment No. 12 to the Registrant’s registration statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”). We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Dechert LLP

Dechert LLP